Exhibit 99.1

Exhibit 99.1

Silvergate Announces Appointment of Colleen Sullivan to Board of Directors
La Jolla, CA, July 15, 2020 – Silvergate Capital Corporation (the “Company” or “Silvergate”) (NYSE: SI), the leading provider of innovative financial infrastructure solutions to the digital currency industry, today announced the appointment of Colleen Sullivan to the board of directors for both the Company and its subsidiary bank, Silvergate Bank.

“We are excited and very fortunate to have an individual with Colleen’s expertise join our board of directors,” commented Alan J. Lane, President and CEO of Silvergate. “We welcome the wealth of knowledge she brings as we work with our board to further expand Silvergate’s role as the banking platform for innovators.”

Ms. Sullivan is the CEO of CMT Digital, a division of the CMT Group, where she has been a partner since 2013. CMT Digital is focused on digital asset trading, blockchain technology investments, and legal/policy engagement in the digital asset/blockchain technology industry. Beginning in late 2013, under Ms. Sullivan’s leadership, CMT Digital immersed itself in understanding the Bitcoin protocol and took an active role in shaping the regulatory landscape for digital assets. She also serves on the Advisory Board of the Chamber of Digital Commerce, has practiced law in Illinois since 2001, and was one of the founding members of the female-run law firm, Sullivan Wolf Kailus LLC. Ms. Sullivan holds a Bachelor of Science in Accounting from the University of St. Francis and Juris Doctor from the DePaul University College of Law.

Ms. Sullivan added, “Silvergate is one of the first U.S. financial institutions to fully embrace digital currency and I look forward to working alongside management and my fellow Board members to further the Company’s substantial track record and well-earned reputation as a pioneer across this growing asset class.”

About Silvergate

Silvergate Capital Corporation (NYSE: SI) is a registered bank holding company for Silvergate Bank, headquartered in La Jolla, California. Silvergate Bank is a commercial bank that opened in 1988, has been profitable for 22 consecutive years, and has focused its strategy on creating the banking platform for innovators, especially in the digital currency industry, and developing product and service solutions addressing the needs of entrepreneurs. As of March 31, 2020, Silvergate had total assets of $2.3 billion, total deposits of $2.0 billion, and total stockholders’ equity of $245 million.

Investor Relations / Media Contacts
Jamie Lillis / Shannon Devine
(858) 200-3782
investors@silvergate.com